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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We have issued our report dated February 2, 1996, accompanying the financial statements of Alrenco, Inc.; our report dated April 29, 1996, accompanying the financial statements of Easy TV & Appliance Rental Stores; and our report dated September 29, 1995, accompanying the financial statements of The Television Management Companies, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts" and "Selected Historical Financial and Operating Data".

GRANT THORNTON LLP

Dallas, Texas
August 28, 1996